INTERGOLD CORPORATION                                           (OTC BB-IGCO)
FOR IMMEDIATE RELEASE     Newport Beach, California              October 1, 1999
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           INTERGOLD CORPORATION ANNOUNCES TEMPORARY SUSPENSION IN ITS
       CHAIN OF CUSTODY DRILLING PROGRAM INTENDED TO PROVE AN ORE RESERVE

On behalf of the Board of Directors, Intergold Corporation, ("the Company") reports that on June 2, 1999, the Company announced its plans pursuant to its 1999 drilling program with respect to their Blackhawk property 38 miles north of Twin Falls in the State of Idaho. Prior to this date, the Company entered into multiple streams of work with Dames & Moore to properly execute the work required so the Company could book an ore reserve under chain of custody protocol.

The Company has previously reported that Auric Metallurgical Laboratories, LLC ("Auric") had developed fire assay and extraction procedures for the Company and that these procedures were verified by Dames & Moore in several independent engineering reports. The Company has been working with both Auric and Dames & Moore to duplicate Auric's developed fire assay procedures at an independent lab. To date, and pursuant to certain contractual terms and provisions, Auric and Dames & Moore have not been successful in transferring the Auric fire assay technology to any independent third party assay laboratory.

The Company hereby announces that it has commenced legal proceedings against Auric for multiple breaches of contract stemming from its Agreement for Services dated March 18, 1999, and in this single legal action has co-joined Geneva Resources, Inc., in proceeding against Auric for breaches of contract relating to the Technology Sub-license agreement that the Company has entered into with Geneva Resources, Inc. Dames & Moore has also been named in this legal proceeding in a declaratory relief cause of action. The Company is reviewing its further legal remedies with respect to all named parties.

The Company therefore announces the temporary suspension of its 1999 drilling program intended to book an ore reserve pending the duplication of the fire assay procedures at an independent lab capable of providing the production assay volumes required by the 1999 drilling program. An accredited independent third party lab is required in the development of an ore reserve. The Company will utilize its best efforts to provide further verification efforts and develop a solution to this problem.



Through the Company's subsidiary, "International Gold Corporation" the Intergold Corporation is exploring a large mineralized prospect in the State of Idaho - the Blackhawk I Gold Project, which is comprised of 321 contiguous unpatented lode mining claims in Lincoln County, Idaho.

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Contact:  Intergold Investor Relations       E-mail:  investor@intergoldcorp.com
                              Phone: (888) 848-7377

SAFE HARBOR STATEMENT
Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, commodity prices of precious metals and actual results differing materially from projections because of geological factors, operation factors, government regulations or factors relied upon from independent sources, may either negatively or positively impact exploration or mining operations. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in the future periods to differ materially from forecasted results. The Company assumes no obligation to update the information in this release.